================================================================================

                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  [X]

Filed by a Party other than the Registrant  [ ]

Check the appropriate box:

[X]  Preliminary Proxy Statement               [ ]  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                    ONLY (AS PERMITTED BY RULE 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12.

                          Worthington Industries, Inc.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of Filing Fee (Check the appropriate box):
[X]  No fee required.
[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1) Title of each class of securities to which transaction applies: .......

     (2) Aggregate number of securities to which transaction applies: ..........

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined): ............

     (4) Proposed maximum aggregate value of transaction: ......................

     (5) Total fee paid: .......................................................

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid: ...............................................

     (2) Form, Schedule or Registration Statement No.: .........................

     (3) Filing Party: .........................................................

     (4) Date Filed: ...........................................................

================================================================================

                                                                PRELIMINARY COPY
                                                                    CONFIDENTIAL
                                                                  August 8, 2000

                          WORTHINGTON INDUSTRIES, INC.
                               1205 DEARBORN DRIVE
                              COLUMBUS, OHIO 43085
                                 --------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     To the Shareholders of
         WORTHINGTON INDUSTRIES, INC.:


         Notice is hereby given that the 2000 Annual Meeting of Shareholders (the "Annual Meeting") of Worthington Industries, Inc. (the "Company") will be held at the Worthington Industries Athletic Center, 905 Dearborn Drive, Columbus, Ohio on September 28, 2000 at 2:00 p.m., local time. The Annual Meeting is being held for the following purposes:


               1.   To elect three directors, each for a term of three years;

               2. To approve the adoption of an amendment to Section 1.10 of the Company's Code of Regulations to permit the Company's shareholders to appoint proxies in any manner permitted under Ohio law;

               3. To approve the Worthington Industries, Inc. 2000 Stock Option Plan for Non-Employee Directors;

               4. To ratify the selection of the firm of Ernst & Young LLP as auditors of the Company for the fiscal year ending May 31, 2001; and

               5. To transact such other business as may properly come before the Annual Meeting or any adjournment.

         Only shareholders of record at the close of business on August 11, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof.


         PLEASE COMPLETE, SIGN AND PROMPTLY RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE. THIS WILL NOT PREVENT YOU FROM VOTING IN PERSON AT THE ANNUAL MEETING. IT WILL, HOWEVER, HELP ASSURE A QUORUM AND AVOID ADDED PROXY SOLICITATION COSTS.


                                                Very truly yours,



                                                CHARLES D. MINOR,
                                                Secretary

August     , 2000

                          WORTHINGTON INDUSTRIES, INC.
                               1205 DEARBORN DRIVE
                              COLUMBUS, OHIO 43085
                                 (614) 438-3210

                                -----------------
                                 PROXY STATEMENT
                                -----------------

         The enclosed Proxy is being solicited by the Board of Directors of Worthington Industries, Inc. for use at the Annual Meeting to be held on September 28, 2000, or any adjournment. This Proxy Statement and the accompanying form of Proxy are being mailed to shareholders on or about August , 2000. Without affecting any vote previously taken, a Proxy may be revoked by a shareholder at any time before it is voted by delivering to the Company a later-dated Proxy or by giving notice of revocation to the Company in writing or in open meeting. The presence at the Annual Meeting of the shareholder appointing a Proxy does not, in itself, revoke the appointment. All properly executed Proxies received prior to the Annual Meeting and not revoked will be voted as directed or, if no specific instructions are given, will be voted (1) FOR the election as directors of the nominees listed below under the caption "PROPOSAL 1: ELECTION OF DIRECTORS"; (2) FOR the adoption of an amendment to the Company's Code of Regulations as described below under the caption "PROPOSAL 2:
ADOPTION OF AMENDMENT TO CODE OF REGULATIONS"; (3) FOR approval of the Worthington Industries, Inc. 2000 Stock Option Plan for Non-Employee Directors as described below under the caption "PROPOSAL 3: APPROVAL OF THE WORTHINGTON INDUSTRIES, INC. 2000 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS"; and (4) FOR the ratification of the selection of auditors for the fiscal year ended May 31, 2001, as described below under the caption "PROPOSAL 4: RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS. No appraisal rights exist for any action proposed to be taken at the Annual Meeting.

         The solicitation of Proxies may be made by mail, personal interview, telephone, facsimile or telegraph by directors, officers and regular employees of the Company, none of whom will receive additional compensation for such solicitation activities. In addition, the Company has retained Morrow & Company, Inc. to aid in the solicitation of Proxies for a fee of approximately $2,000 plus out-of-pocket expenses. All solicitation costs will be borne by the Company.

         As used herein, the term "Company" means Worthington Industries, Inc. or, where appropriate, Worthington Industries, Inc. and its subsidiaries. The term "Common Shares" means the Company's Common Shares, without par value.

                 VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

VOTING RIGHTS

         At the Record Date, the total number of outstanding Common Shares entitled to vote at the Annual Meeting is __________ shares. Only shareholders of record at the close of business on the Record Date are entitled to notice of and to vote at the Annual Meeting or any adjournment(s) thereof. Each shareholder is entitled to one vote for each Common Share held. There are no cumulative voting rights in the election of directors.

         At the Annual Meeting, the results of shareholder voting will be tabulated by the inspector of elections appointed for the Annual Meeting. Common Shares represented by properly executed Proxies returned to the Company prior to the Annual Meeting will be counted toward the quorum in all matters even though they are marked as "Abstain," "Against" or "Withhold Authority" on one or more or all matters or are not marked at all. Broker/dealers, who hold Common Shares in street name, may, under the applicable rules of the exchange and other self-regulatory organizations of which the broker/dealers are members, sign and submit Proxies for such Common Shares and may vote such Common Shares on some matters, but broker/dealers may not vote such Common Shares on other matters without specific instructions from the customer who owns such Common Shares. Proxies signed and submitted by broker/dealers which have not been voted on certain matters as described in the previous sentence are referred to as broker non-votes. Such Proxies count toward the establishment of a quorum.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

         The Common Shares represent the Company's only outstanding class of voting securities. The following table furnishes, as of July 31, 2000, certain information regarding the beneficial ownership of the Company's Common Shares by
(i) each person known to management to beneficially own more than 5% of the Common Shares, (ii) each director, director nominee and named executive officer listed in the Summary Compensation Table, and (iii) all directors and executive officers as a group.

                                      AMOUNT AND NATURE OF
NAME OF BENEFICIAL OWNER            BENEFICIAL OWNERSHIP (1)    PERCENT OF CLASS
------------------------            ------------------------    ----------------

John H. McConnell (2)                  16,120,799                   18.79%
   1205 Dearborn Drive
   Columbus, Ohio 43085
John T. Baldwin (3)                        52,733                     *
John B. Blystone                            5,000                     *
Charles R. Carson                           3,375                     *
John S. Christie (4)                       60,468                     *
William S. Dietrich                        34,000                     *
Michael J. Endres                          37,100                     *
Edward A. Ferkany (5)                      89,749                     *
John F. Havens                              2,250                     *
Peter Karmanos, Jr.                        20,000                     *
John P. McConnell (6)                   1,304,846                    1.5%
Robert B. McCurry (7)                      50,455                     *
Charles D. Minor (8)                      143,123                     *
Gerald B. Mitchell                          2,584                     *
Sidney A. Ribeau                                0                     0
Ralph V. Roberts (9)                       61,700                     *
Mary Fackler Schiavo                        4,048                     *
All Directors and Executive            18,096,290                   21.0%
 Officers as a Group (20 People)

*less than 1%

--------------------

(1) Each shareholder named in this table has sole voting and investment power over the listed Common Shares, or shares such power with his or her spouse.

(2) Includes 13,402,982 Common Shares which are held of record by JDEL, Inc. ("JDEL"), a Delaware corporation, which is a wholly-owned subsidiary of JMAC, Inc. ("JMAC"), a private investment company. Mr. McConnell is the President of JDEL, and the directors of JDEL have given Mr. McConnell sole voting and investment power with respect to the Common Shares of the Company held by JDEL. JMAC is substantially owned, directly or indirectly, by John H. McConnell and a family partnership of John H. McConnell, John P. McConnell and their families. Also included are 50,000 Common Shares subject to currently exercisable options and 506,250 Common Shares held by John H. McConnell's wife, as to which 506,250 Common Shares beneficial ownership is disclaimed. The table does not include 2,428,312 Common Shares (2.8% of Common Shares outstanding) held by an independent trustee, in trust for the benefit of Mr. McConnell's wife, his adult daughter and his son, John P. McConnell, over which Common Shares the trustee has investment and voting power, subject to the approval of Mrs. McConnell. Beneficial ownership of these 2,428,312 Common Shares is disclaimed.

(3) Includes 29,200 Common Shares subject to currently exercisable options or options exercisable within 60 days from July 31, 2000.

(4) Includes 30,000 Common Shares subject to currently exercisable options or options exercisable within 60 days from July 31, 2000.

(5) Includes 49,600 Common Shares subject to currently exercisable options or options exercisable within 60 days from July 31, 2000.

(6) Included are 29,879 Common Shares held by John P. McConnell as custodian for his minor children and 146,600 Common Shares subject to currently exercisable options or options exercisable within 60 days from July 31, 2000. Also includes 118,000 Common Shares held by The McConnell Family Trust of which Mr. McConnell is co-trustee and shares voting and investment power. Also included are 147,928 Common Shares held in The McConnell Educational Foundation, which benefits third parties, of which John P. McConnell is a co-trustee and shares voting and investment power. Beneficial ownership of these 147,928 Common Shares is disclaimed.

(7) These 50,455 Common Shares are held by Mr. McCurry and his wife as trustees of a family trust.

(8) Includes 44,000 Common Shares held by Mr. Minor's wife. Beneficial ownership of these Common Shares is disclaimed.

(9) Includes 33,600 Common Shares subject to currently exercisable options or options exercisable within 60 days from July 31, 2000.

                        PROPOSAL 1: ELECTION OF DIRECTORS

         The number of directors on the Company's Board of Directors is currently fixed at 13. At a meeting held on July 21, 2000, pursuant to Section 2.02(A) of the Company's Code of Regulations, the Board of Directors, by unanimous vote, reduced the size of the Board to 11, with both seats being taken from the class of directors to be elected at the Annual Meeting. As a result of the reduction in number, only three directors will be elected at the Annual Meeting and Proxies may not be voted for a greater number of persons than the number of nominees named.

         The Board of Directors has designated Mr. John B. Blystone, Mr. William
S. Dietrich and Mr. Sidney A. Ribeau as nominees for election as directors of the Company for terms expiring in 2003. Mr. Blystone and Mr. Dietrich are currently serving as directors of the Company for terms that expire at the Annual Meeting and each has served continuously as a director since 1997 and 1996, respectively.

         THE COMMON SHARES REPRESENTED BY THE ENCLOSED PROXY WILL BE VOTED, UNLESS THE SHAREHOLDER EXECUTING THE PROXY OTHERWISE INSTRUCTS, FOR EACH OF THE NOMINEES.

         Under Ohio law and the Company's Code of Regulations, the three nominees receiving the greatest number of votes will be elected as directors. Common Shares as to which the authority to vote is withheld will be counted for quorum purposes but will not be counted toward the election of directors, or toward the election of the individual nominees specified on the form of Proxy. In the event a nominee who would otherwise receive the required number of votes is unable to serve, the persons designated as Proxy holders reserve full discretion to vote the Common Shares represented by the Proxies they hold for the election of the remaining nominees and for the election of any substitute nominee designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees will be unable to serve if elected.

         The following table sets forth, as of July 31, 2000, the name, age and certain biographical information for each of the Company's continuing directors and each of the persons nominated by the Board of Directors for election to the Board of Directors:

                       NAME               AGE                       POSITION AND OTHER BUSINESS EXPERIENCE
                       ----               ---                       --------------------------------------

            Nominees
            John B. Blystone               47     Director  continuously since 1997, Chairman of the Compensation and Stock
                                                  Option  Committee and member of the Nominating  Committee.  Mr.  Blystone has served as  Chairman,  President  and Chief  Executive  Officer of SPX
                                                  Corporation,  a global  provider of  industrial  products  and  services,
                                                  technical   products  and   systems,   service   solutions   and  vehicle
                                                  components,  since  December  1995.  Prior to that  time,  he  served  as
                                                  President  and Chief  Executive  Officer of Nuovo  Pignone and The Europe
                                                  Power Pole Plus of GE Power  Systems in  Florence,  Italy,  a division of
                                                  General  Electric,  from 1994 through December 1995. Mr. Blystone is also a director of SPX Corporation.

                       NAME               AGE                       POSITION AND OTHER BUSINESS EXPERIENCE
                       ----               ---                       --------------------------------------

            William S. Dietrich            62     Director  continuously  since 1996.  Mr.  Dietrich  served as Chairman of the Board of Dietrich Industries,  Inc., a subsidiary of the Company, for more than five years. Mr.  Dietrich is also a director  of  Carpenter
                                                  Technologies  Corporation  and Mallard Fund.

            Sidney A. Ribeau               52     Director  Nominee.  Mr.  Ribeau has served as President of Bowling  Green
                                                  State  University  for  more  than  five  years.  Mr.  Ribeau  is  also a director of The Andersons, Inc.

            Continuing Directors through 2001
            John P. McConnell              46     Chairman of the Board of  Directors continuously  since  1996,  Director continuously since 1990 and member of the Executive,  Finance and
                                                  Nominating Committees.  Mr.  McConnell has  served  as Chief  Executive
                                                  Officer  since June 1993  and as Chairman  of the Board since  September
                                                  1996.  Mr. McConnell is also a director of Alltel  Corporation.  John P.
                                                  McConnell is John H. McConnell's son.

            Robert B. McCurry              77     Director  continuously since 1972,  Chairman of the Nominating  Committee and member of the  Compensation and Stock Option  Committee.  Mr. McCurry
                                                  has served as the Retired Senior  Advisor to President,  for Toyota Motor
                                                  Sales,  USA, Inc., a distributor  of  transportation  vehicles,  for more than five years.

            Gerald B. Mitchell             72     Director  continuously  since  1986  and  member  of the  Executive,
                                                  Finance and Compensation and Stock Option  Committees.  Mr. Mitchell has
                                                  been  retired  from the  position  of  Chairman  and Chief  Executive
                                                  Officer of Dana  Corporation,  a supplier  of  vehicular  and  industrial parts,  for more than five  years.  Mr.  Mitchell  is also a director  of
                                                  West Point Stevens, Inc.

            Mary Fackler Schiavo           44     Director  continuously  since  1998  and  member  of the  Audit  and
                                                  Nominating  Committees.  Ms.  Schiavo  has served as a  Professor  at The
                                                  Ohio State  University,  College of  Engineering,  since  1997.  Prior to that time,  she served as Inspector  General for the U. S.  Department of
                                                  Transportation   for  seven  years  and  as  a   consultant   and  on-air
                                                  commentator for ABC News in 1996.

            Continuing Directors through 2002
            John S. Christie               50     Director  continuously since 1999 and member of the Executive  Committee.
                                                  Mr. Christie has served as President and Chief  Operating Officer of the
                                                  Company  since June  1999.  Prior to that time,  Mr.  Christie  served as
                                                  President of JMAC, Inc., a private investment company, from 1995 through
                                                  1999.  Mr. Christie is also a director of Neoprobe Corporation.


                       NAME               AGE                       POSITION AND OTHER BUSINESS EXPERIENCE
                       ----               ---                       --------------------------------------

            Michael J. Endres              52     Director  continuously  since  1999 and  member of the  Compensation  and
                                                  Stock  Option  and  Finance  Committees.  Mr.  Endres is the owner of
                                                  Stonehenge  Investors,  Inc., a private equity  investment firm, which he founded in August  1999.  Prior to that time,  he served as  Chairman  of
                                                  Banc One Capital Partners,  a financing  entity,  and as Vice Chairman of
                                                  BancOne Capital Corporation,  an investment brokerage firm, for more than five years until August 1999.

            Peter Karmanos, Jr.            57     Director  since 1997,  and member of the Audit  Committee.  Mr.  Karmanos has held the position of Chairman of the Board,  Chief Executive  Officer and Co-Founder of Compuware Corporation,  a software development company, for more than five years.

            John H. McConnell              77     Chairman  Emeritus  of the Board of  Directors  continuously  since 1996,
                                                  Chairman of the Board of  Directors  from 1955  through  1996 and current
                                                  Chairman of the Executive  Committee.  Mr. McConnell  founded the Company in 1955 and  served as its  Chairman  of the  Board  and Chief  Executive
                                                  Officer  until May 1993.  Mr.  McConnell  retired  from the  position  of
                                                  Chief  Executive  Officer  in May  1993  and  Chairman  of the  Board  in
                                                  September  1996, when he assumed the role of Chairman  Emeritus and
                                                  Founder.  John H. McConnell is John P. McConnell's father.

         The Board of Directors of the Company held four meetings during the fiscal year ended May 31, 2000 ("Fiscal 2000"). With the exception of Mr. Karmanos, each incumbent director attended at least 75% of the aggregate of (i) the total number of meetings of the directors and (ii) the total number of meetings held by all committees of the directors on which such director served, in each case during the period such director served.

COMPENSATION OF DIRECTORS

         Non-management directors are paid $6,000 per quarter plus $1,500 for each board meeting attended and $1,000 ($1,500 for committee chairmen) for each meeting of a committee of the directors attended.

         Effective June 1, 2000, the Board of Directors amended and restated the Worthington Industries, Inc. Deferred Compensation Plan for Directors (the "Director Deferred Plan"), pursuant to which, in general, the directors may elect to defer the payment of all or a portion of their directors' fees until a specified date or until they are no longer associated with the Company. Participants in the Director Deferred Plan may elect to have their deferred fees invested at a rate reflecting either the increase or decrease in the fair market value per share of the Company's Common Shares with dividend reinvestment or a fixed rate determined by the Director Deferred Plan Administrator. Prior to being amended, the Director Deferred Plan provided that amounts deferred would accrue interest at a rate equal to the percentage increase in the book value per Common Share.

         In May 2000, the Board of Directors adopted the Worthington Industries, Inc. 2000 Stock Option Plan for Non-Employee Directors and recommended that the same be submitted to the shareholders for approval. If this plan is approved by the shareholders, each non-employee director (including both continuing and newly elected non-employee directors) shall receive an initial option grant to purchase 4,000 Common Shares at an exercise price equal to the fair market value of the Common Shares on the date of grant. In general, the options will vest one year from the date of grant and will have a 10-year term. For a more detailed description of this plan see "PROPOSAL 3: APPROVAL OF THE WORTHINGTON INDUSTRIES, INC. 2000 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS."

COMMITTEES OF DIRECTORS

         The Board of Directors of the Company has a standing Audit Committee, whose members are Mr. Charles R. Carson and Mr. Charles D. Minor, neither of whom will be standing for re-election to the Board of Directors, Mr. Karmanos and Ms. Schiavo. The Committee met three times during Fiscal 2000. Its function is to review the adequacy of the Company's system of internal controls, to investigate the scope and adequacy of the work of the Company's auditors, and to recommend to the directors a firm of accountants to serve as the Company's auditors.


         The Board of Directors of the Company also has a standing Compensation and Stock Option Committee whose members are Messrs. Blystone, Carson, Endres, McCurry and Mitchell. The Committee met three times during Fiscal 2000. Its functions are to set and review all base and bonus compensation for officers of the Company and to administer the Company's stock option and long-term incentive plans.


         The Board of Directors of the Company has a standing Nominating Committee, whose members are Messrs. Blystone, McCurry and John P. McConnell and Ms. Schiavo. The Committee met one time during Fiscal 2000. Its function is to recommend to the directors persons to be nominated for election as directors. The Committee will consider nominees recommended by shareholders, provided that such nominations are submitted in writing to John P. McConnell, 1205 Dearborn Drive, Columbus, Ohio 43085, not later than the May 31 preceding the annual meeting. Each such submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a director if elected, and a commitment by the nominee to meet personally with the Nominating Committee.


         In accordance with the Company's Code of Regulations, any shareholder wishing to make a nomination of a director otherwise than through the Nominating Committee must give notice to the Secretary of the Company not less than 14 nor more than 50 days prior to the meeting at which directors will be elected, unless shareholders are given less than 21 days' notice of the meeting, in which case shareholder nominations would be permissible up to 7 days after the notice of the meeting has been mailed. The notice of nomination must include the nominee's name, address and principal occupation, the number of Common Shares beneficially owned by the nominee and the nominating shareholder, the name and address of the nominating shareholder, as it appears on the Company's books, a written consent of the proposed nominee to serve if elected, and any other information concerning the nominee required to be disclosed under the laws and regulations governing proxy solicitations.

                      PROPOSAL 2: ADOPTION OF AMENDMENT TO
                               CODE OF REGULATIONS


         At a meeting held on July 21, 2000, the Board of Directors approved, and recommended that the shareholders of the Company adopt, an amendment to
Section 1.10 of the Company's Code of Regulations (the "Code of Regulations"). The amendment modifies the Code of Regulations to more closely parallel the proxy provisions of the Ohio General Corporation Law (the "OGCL").

         Section 1.10 of the Company's Code of Regulations presently permits a shareholder to vote by proxy, if the proxy appointment is in writing and signed by the shareholder. Effective September 13, 1999, the OGCL was amended to expand the methods a shareholder can use to appoint a proxy. The OGCL now permits a shareholder to appoint a proxy by any verifiable communication authorized by the person appointing the proxy. Any transmission that creates a record capable of authentication that appears to have been transmitted by the person appointing a proxy is permitted, and would include electronic mail and telephone, as well as traditional written proxies. The Company's Code of Regulations currently does not provide for a shareholder to appoint a proxy by electronic mail, telephone or other electronic media. The amendment to Section 1.10 would expressly authorize the shareholders to utilize the more modern forms of proxy appointment now permitted by the OGCL.

         The text of Section 1.10 would read as follows:

                           SECTION 1.10. PROXIES. At meetings of the
                  shareholders, any shareholder of record entitled to vote thereat may be represented and may vote by proxy or proxies appointed by an instrument in writing signed by such shareholder or appointed in any other manner permitted by Ohio law. Any such instrument in writing or record of any such appointment shall be filed with or received by the secretary of the meeting before the person holding such proxy shall be allowed to vote thereunder. No appointment of a proxy is valid after the expiration of eleven months after it is made unless the writing or other communication which appoints such proxy specifies the date on which it is to expire or the length of time it is to continue in force.

         Shareholder approval of the proposed amendment is being sought because the OGCL and the Company's Code of Regulations require the adoption by the shareholders of any amendment to the Code of Regulations. If adopted by the shareholders, the proposed amendment to the Code of Regulations will become effective immediately without any additional action by the Company.

RECOMMENDATION AND VOTE

         The affirmative vote of the holders of Common Shares entitling them to exercise not less than a majority of the voting power of the Company is required to adopt the amendment to the Code of Regulations. Abstentions and broker non-votes are counted as present for purposes of determining whether a quorum is present. The effect of an abstention or broker non-vote is the same as a "no" vote. PLEASE NOTE, IF THE SHAREHOLDERS VOTE TO APPROVE THE

AMENDMENT TO SECTION 1.10 OF THE COMPANY'S CODE OF REGULATIONS, IT WILL BECOME EFFECTIVE FOR MEETINGS HELD AFTER THE COMPANY'S 2000 ANNUAL MEETING OF SHAREHOLDERS. IN ORDER FOR YOUR COMMON SHARES TO BE REPRESENTED AT THE ANNUAL MEETING, PLEASE SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD IN THE ACCOMPANYING POSTAGE-PAID ENVELOPE.

         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ADOPTION OF THE AMENDMENT TO SECTION 1.10 OF THE COMPANY'S CODE OF REGUALTIONS.

                           PROPOSAL 3: APPROVAL OF THE
                          WORTHINGTON INDUSTRIES, INC.
                2000 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

         At its May 20, 2000 quarterly meeting, the Board of Directors of the Company adopted, subject to shareholder approval, the Worthington Industries, Inc. 2000 Stock Option Plan for Non-Employee Directors (the "Directors' Option Plan"). The stated purpose of the Directors' Option Plan is to promote the interests of Worthington Industries, Inc. and its shareholders by increasing the proprietary interest of non-employee directors in the growth and performance of the Company by granting such directors non-qualified stock options to purchase Common Shares of the Company and encouraging the non-employee directors to remain as directors of the Company and put forth maximum efforts for the success of the Company. A complete copy of the Directors' Option Plan is attached as Appendix I to this Proxy Statement.

         If approved by the shareholders, the Directors' Option Plan will become effective on the date of the Annual Meeting (the "Effective Date") and terminate on the day following the tenth annual meeting of the Company's shareholders at which directors are elected following the Effective Date, unless terminated earlier by exhaustion of the Common Shares available for issuance thereunder.

         If the Directors' Option Plan is not approved by the shareholders, it will terminate without any options having been granted. No options have been granted under the Directors' Option Plan as of the date of this Proxy Statement.

ELIGIBILITY

         The only individuals eligible to be granted non-qualified stock options under the Directors' Option Plan ("Director Options") are those members of the Board of Directors who are not employees of the Company or any of its subsidiaries or affiliates (the "Eligible Directors"). A director ceases to be an Eligible Director upon death, total disability, retirement or any other termination of service as a director, whether or not for cause. If the nominees for election to the Board of Directors named in "PROPOSAL 1: ELECTION OF DIRECTORS" are elected at the Annual Meeting, then, as of the Effective Date, there will be seven directors elibigle to receive grants of Director Options under the terms of the Directors' Option Plan.

SECURITIES UNDERLYING OPTION GRANTS

         The Company's Common Shares are the only securities underlying the Director Options. Subject to certain adjustments to reflect changes in the Company's capitalization or corporate structure, an aggregate of 250,000 Common Shares will be available for issuance pursuant to the Directors' Option Plan. The Common Shares issuable upon exercise of the Director Options may be issued Common Shares that have been reacquired by the Company or authorized but unissued Common Shares. If any Director Option granted under the Plan terminates for any reason without being exercised in full, the Common Shares subject to, but not delivered under, such Director Option will be available for future grants under the Directors' Option Plan.

DIRECTOR OPTION GRANTS

         Initial and Subsequent Grants. During the term of the Director Option Plan, each Eligible Director will automatically be granted Director Options evidenced by option agreements, as follows. On the date an Eligible Director is first elected or appointed to the Board of Directors (or in the case of currently and continuing Eligible Directors, on the Effective Date), he or she will be granted a Director Option to purchase 4,000 Common Shares. After the initial grant, each Eligible Director will be granted a Director Option to purchase 2,000 Common Shares on the date of each subsequent annual meeting of shareholders. Eligible Directors appointed mid-year will receive the annual grant for that year only if they have served for more than six months prior to the date of the annual meeting of shareholders.

         Exercise Price. All Director Options will have an exercise price equal to the fair market value of the Common Shares on the date of grant. The fair market value of the Common Shares on any relevant date will be the last reported sales price of a Common Share as shown on the New York Stock Exchange or, if there are no reported sales on that date, then the last reported sales price on the next preceding day on which such a sale was transacted. On August 11, 2000, the last reported sales price was $_________. Director Options may be exercised only upon payment of the exercise price in full by delivering cash, by tendering already-owned Common Shares acceptable to the Board of Directors or through a "cashless exercise" program.

         Vesting. Each Director Option will vest on the first to occur of the first anniversary of the grant date or, as to any Director Option granted, as of the date of an annual meeting of shareholders of the Company, the date on which the next annual meeting of shareholders is held following the grant date. Vesting will accelerate upon death, total disability, change in control, or retirement, as such terms are specifically defined in the Directors' Option Plan. The Board can accelerate vesting in its discretion when an Eligible Director leaves the Board for any reason other than removal in accordance with the Company's Amended Articles of Incorporation and the OGCL.

         Term of Director Option. Each Director Option will have a term of ten years, which term will be shortened to the period indicated upon termination of service for the following reasons: (i) death - three years after death; (ii) retirement - three years after date of retirement as long as the retiring director has attained age 65 or served at least 9 years as a member of the Board; (iii) total disability - three years after termination of service; (iv) for cause - immediate termination of Director Options; and (v) any other termination of service - one year after termination.

ADMINISTRATION

         The Directors' Option Plan will be administered by the Board of Directors. The Board will interpret the Directors' Option Plan and make all determinations necessary for the administration of the Plan. the Board will, however, have no discretion to determine who will be eligible for the grant of Director Options, to set the number of Common Shares subject to any Director Option, to set the exercise price of any Director Option or to determine the timing of grants of Directors Options.

SEC AND NYSE REGISTRATION

         If the Directors' Option Plan is approved by the shareholders at the Annual Meeting, the Common Shares issuable under the Directors' Option Plan will be registered with the Securities and Exchange Commission and listed with the New York Stock Exchange.

PERMISSIBLE TRANSFEREES

         Director Options will be transferable, with the permission of the Board, to a limited class of "Permissible Transferees" for estate planning purposes. Permissible Transferees include revocable inter vivos family trusts of which an Eligible Director is the settlor and members of the Eligible Director's immediate family. Tighter guidelines can be set by the Board, such as limiting transfers to cases where the Common Shares underlying Director Options will be shown in the proxy statement as attributed to the Non-Employee Director.

ADJUSTMENTS

         Generally, the number of Common Shares subject to outstanding Director Options and which may become subject to future Director Options and the number of Common Shares authorized under the Directors' Option Plan would be adjusted to avoid dilution of benefits if (i) the Common Shares are changed into or exchanged for other securities or other property of the Company or of another corporation or for cash, whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise, or (ii) if the number of Common Shares of the Company is increased through the payment of a share dividend. The grant of Director Options will in no way affect the right of the Company to change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell all or any portion of its assets.

AMENDMENTS

         The Board will be permitted to amend, alter, suspend, discontinue or terminate the Directors' Option Plan without shareholder approval unless such approval is necessary to comply with any tax or regulatory authority such as the Internal Revenue Service, the NYSE or the SEC.

FEDERAL INCOME TAX CONSEQUENCES

         The following is a brief summary of the principal federal income tax consequences to the Company and Eligible Directors based on federal income tax laws currently in effect.

         An Eligible Director receiving a Director Option does not recognize taxable income on the date of grant of the Director Option, provided the Director Option does not have a readily ascertainable fair market value at the time it is granted. In general, the Eligible Director must recognize ordinary income at the time of exercise of the Director Option in the amount of the difference between the fair market value of the Common Shares on the date of exercise and the exercise price. The amount of ordinary income recognized by an Eligible Director will be deductible by the Company in the year that the Eligible Director recognizes the income, provided that the applicable tax withholding requirements are satisfied.

         If the sale of the underlying Common Shares could subject an Eligible Director to liability under Section 16(b) of the Securities Exchange Act of 1934, the Eligible Director generally will recognize ordinary income only on the date that the Eligible Director is no longer subject to such liability in an amount equal to the fair market value of the Common Shares on such date less the exercise price. Nevertheless, the Eligible Director may elect under Section 83(b) of the Internal Revenue Code of 1986, within 30 days of the date of exercise, to recognize ordinary income as of the date of exercise, without regard to the restriction of Section 16(b).

         Common Shares acquired upon exercise of a Director Option will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized, and the holding period for the Common Shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the Common Shares, the Eligible Director will recognize long-term capital gain or loss if the Eligible Director has held the Common Shares for at least one year, or short-term capital gain or loss if the Eligible Director has held the Common Shares for one year or less. Any such disposition will not result in additional tax consequences to the Company.

         If an Eligible Director pays the exercise price, in whole or in part, by tendering already-owned Common Shares, the Eligible Director will recognize ordinary income in the amount by which the fair market value of the Common Shares received exceeds the exercise price. The Eligible Director will not recognize gain or loss upon tendering the already-owned Common Shares to the Company. Common Shares received by an Eligible Director, equal in number to the already-owned Common Shares exchanged therefor, will have the same basis and holding period as the already-owned Common Shares tendered. Common Shares received by an Eligible Director in excess of the number of already-owned Common Shares tendered will have a basis equal to the fair market value of such additional Common Shares as of the date ordinary income is recognized. The holding period for such additional Common Shares will commence as of the date of exercise or other date as of which ordinary income is recognized.

RECOMMENDATION AND VOTE

         The affirmative vote of the holders of a majority of the votes entitled to be cast by the holders of all then outstanding Common Shares, present in person or by proxy (provided that the total vote cast on the proposal represents over 50% of the Common Shares) is required to approve the Directors' Option Plan. For purposes of counting votes on this proposal, abstentions will be counted as shares voted and, broker non-votes and other shares not voted will not be counted as shares voted on the proposal, and the number of shares of which a majority is required will be reduced by the number of shares not voted.


         THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" APPROVAL OF THE WORTHINGTON INDUSTRIES, INC. 2000 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND OTHER COMPENSATION

         The following table shows, for the fiscal years ended May 31, 2000, 1999, and 1998, the cash compensation and other benefits paid or provided by the Company to its Chief Executive Officer ("CEO") and its four other most highly compensated executive officers (collectively, the "Named Executives").

                           SUMMARY COMPENSATION TABLE


                                                                                              LONG-TERM
                                                        ANNUAL COMPENSATION                 COMPENSATION
                                                        -------------------                 ------------
                                                                                               AWARDS
                                                                                               ------
                                      YEAR                                 OTHER ANNUAL      SECURITIES        ALL OTHER
    NAME AND PRINCIPAL                ENDED      SALARY                     COMPENSA-        UNDERLYING        COMPENSA-
   POSITION IN FISCAL 2000            MAY 31      ($)        BONUS ($)      TION ($)         OPTIONS (#)       TION ($)
   -----------------------            ------     -----       ---------     ------------     -----------       ----------
      John P. McConnell                  2000    400,000     564,000           -----          133,000          59,406 (1)
      Chairman & CEO                     1999    400,000     526,750           -----          120,000           8,866
                                         1998    400,000     494,550           -----           60,000           8,491

      John S. Christie                   2000    225,000     403,000           -----          190,000            3072
      President & COO                    1999    -------     -------           -----            -----             ---
                                         1998    -------     -------           -----            -----             ---

      Edward A. Ferkany                  2000    175,000     299,200           -----           38,000         154,982 (3)
      Executive Vice President           1999    175,000     287,400           -----           50,000          82,819
                                         1998    175,000     267,100           -----           10,000          92,874

      John T. Baldwin                    2000    130,000     238,500                           34,000            5080 (4)
      Vice President & Chief             1999    108,333     215,000           -----          100,000             269
      Financial Officer                  1998     67,844     145,000          23,986           10,000             174


      Ralph V. Roberts                   2000    150,000     308,000           -----           38,000          46,561 (5)
      President, The Worthington         1999    147,500     310,000           -----          100,000           7,978
      Steel Company                      1998    118,333     260,933           -----           10,000           7,502

-----------------------

(1) Includes $6,534 attributable to Fiscal 2000 Company contributions under the Worthington Industries, Inc. Deferred Profit Sharing Program (the "Deferred Plan"), $51,000 attributable to Fiscal 2000 Company contribution accruals under the Worthington Industries, Inc. Non-Qualified Deferred Compensation Plan (the "2000 Executive Deferred Plan"), and $1,872 for term life insurance premiums.

(2) Includes $2,327 attributable to Fiscal 2000 Company contribution accruals under the 2000 Executive Deferred Plan and $745 for term life insurance premiums.

(3) Includes $6,542 attributable to Fiscal 2000 Company contributions under the Deferred Plan, $51,000 attributable to Fiscal 2000 Company contributions under the 2000 Executive Deferred Plan, $94,010 in interest accrued in Fiscal 2000 on amounts allocated under the Worthington Industries Inc. Deferred Compensation Plan for Executive Officers, as amended, (the "Executive Deferred Plan") and $3,430 for term life insurance premiums.

(4) Includes $4,714 attributable to Fiscal 2000 Company contribution accruals under the 2000 Executive Deferred Plan and $366 for term life insurance premiums.

(5) Includes $6,542 of allocations attributable to Fiscal 2000 Company contributions under the Deferred Plan, $38,762 attributable to Fiscal 2000 Company contribution accruals under the 2000 Executive Deferred Plan, and $1,257 for term life insurance premiums.

EXECUTIVE DEFERRED PLAN

         Effective June 1, 2000, the Board of Directors amended and restated the Executive Deferred Plan (as defined in footnote (3) above), pursuant to which, in general, certain executive officers may elect to defer the payment of all or a portion of their bonuses until a specified date or until they are no longer associated with the Company. Participants in the Executive Deferred Plan may elect to have their deferred bonuses invested at a rate reflecting either the increase or decrease in the fair market value per share of the Company's Common Shares with dividend reinvestment or a fixed rate determined by the Administrator of the Executive Deferred Plan. Prior to being amended, the Executive Deferred Plan provided that amounts deferred would accrue interest at a rate equal to the percentage increase in the book value per Common Share.

2000 EXECUTIVE DEFERRED PLAN

         Concurrently with the amendment to the Executive Deferred Plan, the Company adopted the 2000 Executive Deferred Plan (as defined in footnote (1) above). The 2000 Executive Deferred Plan became effective for the fiscal quarter ended May 31, 2000 and is designed to offer benefits similar to those offered by the Executive Deferred Plan to those Named Executives not participating in the Executive Deferred Plan and executives other than the Named Executives. Executives who choose to participate in the 2000 Executive Deferred Plan may elect to defer the payment of up to 50% of their quarterly bonus until a specified date or until they are no longer associated with the Company. Participants in the 2000 Executive Deferred Plan may elect to have their deferred bonuses invested at a rate reflecting either the increase or decrease in the fair market value per share of the Company's Common Shares with dividend reinvestment or at a fixed rate determined by the 2000 Executive Deferred Plan Administrator. In addition, the Company has the option under the 2000 Executive Deferred Plan to make contributions to the accounts of certain participants.

DEFERRED PROFIT SHARING PLAN

         The Named Executives also participate in the Deferred Plan (as defined in footnote (1) above), together with substantially all of the other regular full-time employees of the Company except those represented by labor unions. Contributions made by the Company are based on profits and are allocated quarterly to employee accounts based upon total compensation and length of service. Distributions under the Deferred Plan are generally deferred until retirement, death or total and permanent disability. In addition to the contributions made by the Company, the Named Executive Officers and other participants in the Deferred Plan may elect to make additional voluntary contributions from their salary or bonus.

OPTION GRANTS

                  The following table summarizes information concerning individual grants of options made to the Named Executives during Fiscal 2000.

                        OPTION GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS
-----------------------------------------------------------------------------
                                         PERCENT
                                        OF TOTAL                                POTENTIAL REALIZABLE VALUE AT
                      COMMON SHARES      OPTIONS                                ASSUMED ANNUAL RATES OF STOCK
                       UNDERLYING      GRANTED TO    EXERCISE                   PRICE APPRECIATION FOR OPTION
                         OPTIONS        EMPLOYEES      PRICE      EXPIRATION              TERM (1)
                                                                                -----------------------------
       NAME          GRANTED (#) (2)      IN FY       ($/SH)         DATE          5% ($)          10% ($)
       ----          ---------------      -----       ------         ----          ------          -------
 J. P. McConnell          63,000           6.3         15.00       8/25/09        594,305         1,506,087
                          70,000           7.0         12.00       5/19/10        528,271         1,338,744
 J. S. Christie          110,000          10.9        12.781       6/01/09        884,169         2,240,658
                          40,000           4.0         15.00       8/25/09        377,337           956,248
                          40,000           4.0         12.00       5/19/10        301,869           764,996
 E. A. Ferkany            18,000           1.8         15.00       8/25/09        169,802           430,310
                          20,000           2.0         12.00       5/19/10        150,935           382,498
 J. T. Baldwin            16,000           1.6         15.00       8/25/09        150,935           382,498
                          18,000           1.8         12.00       5/19/10        135,841           344,248
 R. V. Roberts            18,000           1.8         15.00       8/25/09        169,802           430,310
                          20,000           2.0         12.00       5/19/10        150,935           382,498

(1) The dollar amounts reflected in this table are the result of calculations at the 5% and 10% annual appreciation rates set by the Securities and Exchange Commission for illustrative purposes, and assume the options are held until their expiration date. Therefore, such dollar amounts are not intended to forecast future financial performance or possible future appreciation in the price of the Company's Common Shares. Shareholders are therefore cautioned against drawing any conclusions from the appreciation data shown, aside from the fact that optionees will only realize value from the option grants shown when the price of the Company's Common Shares appreciates, which benefits all shareholders commensurately.

(2) All reported options were granted under the Worthington Industries, Inc. 1997 Long-Term Incentive Plan at the fair market value of the Common Shares on the date of grant.

         The options become exercisable in 20% per year increments on each anniversary of their effective date. In the event of a change in control of the Company (as defined in the plan), unless the Board of Directors explicitly provides otherwise, all stock options which have been outstanding at least six months before the date of such change in control become fully exercisable.

OPTION EXERCISES AND HOLDINGS

         The following table summarizes information concerning options exercised during Fiscal 2000 by the Named Executives and unexercised options held by them as of May 31, 2000.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR-END OPTION VALUES

                                                         NUMBER OF COMMON SHARES       VALUE (1) OF UNEXERCISED
                                                         UNDERLYING UNEXERCISED          IN-THE-MONEY OPTIONS
                                                           OPTIONS AT 5/31/00               AT 5/31/00 ($)
                                                           ------------------               --------------
                            SHARES
                          ACQUIRED ON    VALUE (1)         NOT                           NOT
NAME                     EXERCISE (#)   REALIZED ($)   EXERCISABLE    EXERCISABLE    EXERCISABLE     EXERCISABLE
----                     ------------   ------------   -----------    -----------    -----------     -----------
J. P. McConnell               -0-            -0-         289,000        134,000         8,750            -0-
J. S. Christie                -0-            -0-         190,000          -0-           5,000            -0-
E. A. Ferkany               40,500        247,679         92,000         46,000         2,500            -0-
J. T. Baldwin                 -0-            -0-         120,000         24,000         2,250            -0-
R. V. Roberts                9,000         51,437        124,000         30,000         2,500            -0-

(1) Pre-tax value based on the spread between the exercise price and the May 31, 2000, closing price of $12.125 per share.

LONG-TERM INCENTIVE PLAN AWARDS

         The following table summarizes information concerning incentive awards made to the Named Executives during Fiscal 2000 under the Company's 1997 Long-Term Incentive Plan.

             LONG-TERM INCENTIVE PLAN - AWARDS IN LAST FISCAL YEAR

                                                                        ESTIMATED FUTURE PAYOUTS UNDER
                                                                          NON-STOCK PRICE-BASED PLANS
                     PERFORMANCE OR OTHER PERIOD UNTIL    -----------------------------------------------
       NAME                 MATURATION OR PAYOUT          THRESHOLD ($)     TARGET ($)        MAXIMUM ($)
       ----                 --------------------          -------------     ----------        -----------
J. P. McConnell      Three year period ended 5/31/02         225,000          450,000           675,000
J. S. Christie       Three year period ended 5/31/02         125,000          250,000           375,000
E. A. Ferkany        Three year period ended 5/31/02          62,500          125,000           187,500
J. T. Baldwin        Three year period ended 5/31/02          56,000          112,000           168,000
R. V. Roberts        Three year period ended 5/31/02          62,500          125,000           187,500

         Payouts of awards are tied to achieving specified levels (threshold, target and maximum) of economic value added and of earnings per share growth for the performance period, with each performance measure carrying a 50% weighting. If the performance level falls between threshold and target, or between target and maximum, the award is prorated. Under the Plan, payouts will generally be made in August following the end of the applicable performance period. Performance awards may be paid in cash, Common Shares, other property or any combination thereof, in the sole discretion of the Compensation and Stock Option Committee at the time of payment.

EXECUTIVE COMPENSATION REPORT AND PERFORMANCE GRAPH

         Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Committee Report and the information under "Comparison Of Five Year Cumulative Total Return" shall not be incorporated by reference into any such filings.


WORTHINGTON INDS INC

                                                         Cumulative Total Return
                                 -------------------------------------------------------------------------
                                        5/95        5/96        5/97         5/98        5/99        5/00

WORTHINGTON INDUSTRIES, INC.          100.00       99.06       92.67        90.81       68.89       68.08
S & P 500                             100.00      128.44      166.22       217.23      262.90      290.45
S & P INDUSTRIALS                     100.00      128.68      164.34       212.12      263.68      297.85
S & P IRON & STEEL                    100.00       99.94      103.47       103.50       89.50       67.08

              REPORT OF THE COMPENSATION AND STOCK OPTION COMMITTEE
                            ON EXECUTIVE COMPENSATION

GENERAL COMPENSATION PHILOSOPHY

         A basic philosophy of Worthington Industries, Inc. is that all regular full-time, nonunion employees of the Company have a meaningful portion of their total compensation tied to the profitability of the Company. In furtherance of this philosophy, all such employees in general participate in either the Company's cash profit sharing plan or the executive cash bonus plan (the "Bonus Plan") which has been in place since the 1960's. Cash profit sharing, which covers the majority of the Company's employees, is computed as a fixed percentage of profits.

         The Company's CEO, its other executive officers and certain other key employees, participate in the Bonus Plan. Under the Bonus Plan, bonuses paid to participants are computed as a percentage of the Company's income before taxes, but after adjustment for contributions to the Company's Deferred Plan. The total amount of bonuses paid to all participants in the Bonus Plan may not exceed 15% of the Company's pre-tax income. Bonuses are paid quarterly based upon the quarterly financial results and generally account for in excess of 45% of a participant's total compensation.

COMPENSATION FOR EXECUTIVES

         Since bonus payments account for such a large percentage of total compensation and since bonuses are tied to the Company's profitability, the largest variable in determining total compensation of the CEO, the executive officers, and other participants in the Bonus Plan is the profitability of the Company. However, bonuses can be adjusted, up or down, based on the individual's performance, subjectively determined by his or her supervisor, the CEO or the Compensation and Stock Option Committee (the "Compensation Committee") as appropriate.

         In setting base salaries for the CEO and the executive officers, the Compensation Committee, which is comprised of outside directors, has reviewed information regarding compensation paid by other manufacturing companies of similar size to officers with similar responsibilities. It is the Compensation Committee's intent to set base salaries at levels so that when the Company performs well, the bonus payments (which are tied to Company income) would put Company officers in the upper range of total compensation being paid to officers of comparable companies. Conversely, should the Company's performance be below that of comparable companies, total executive compensation would fall below the average compensation range.

PERFORMANCE OF THE CEO

         Consistent with the philosophy behind the Bonus Plan, profitability of the Company has been the primary variable in the compensation paid to John P. McConnell, the Company's CEO.

         In recent years, the Company has taken key strategic actions. These actions include the acquisitions of Dietrich Industries in 1996 and The Gerstenslager Company in 1997; the successful divestitures of its custom products and cast products segments in 1999; the expansion of the pressure cylinder business internationally; the implementation of the transformation of the steel processing business; and significant investment in new plants and equipment for the Company's steel processing and other metals related businesses. The Compensation Committee believes that these actions, headed by the CEO and the Management team, are in the best interest of the Company and will have a significant positive long-term impact on the Company.

         For the year ended May 31, 2000, the Company's earnings per share increased 18% from fiscal 1999. Excluding the impact of a $8.6 million per tax, non-recurring loss in connection with the settlement of the DECS by transferring Rouge stock (a non-cash charge and unrelated to the Company's continuing businesses), the Company's earnings per share were up 24% for the fiscal year. Mr. McConnell's base wages remained unchanged from fiscal 1998 and 1999. His bonus compensation increased 7% from 1999. The Compensation Committee recommended a base wage increase for Mr. McConnell at its May 2000 meeting, but Mr. McConnell elected not to accept the increase at this time. No payouts were made to the CEO under performance awards under the Long-Term Incentive Plan for the period ending May 31, 2000, as the Company did not meet its targeted return levels.

         Stock Options and performance awards granted to the CEO are shown under "Option Grants" and "Performance Awards."

INCENTIVE COMPENSATION.

         BONUSES. Although the Bonus Plan is tied to current profitability, the Company has found it to provide a balance between incentives for current and long-term profitability. Since the payment is based on current year income, the incentive toward current profitability is obvious. However, since future compensation for the officers will continue to be based in large part on the Bonus Plan, the Plan also provides incentives to assure the long-term profitability of the Company.

         LONG-TERM INCENTIVES. Long-term incentives have historically been provided through stock options. The Compensation Committee views stock options as particularly appropriate long-term incentives because stock options align the interest of the employee/optionholders with those of the shareholder by providing value to the employee tied directly to stock option price increases. The Committee believes that providing long-term compensation tied to sustained financial achievement is also an appropriate method to motivate and reward the Company's top executive officers.

         To make the Company more competitive with comparable companies in providing long-term compensation to its executives, the Company adopted its Long-Term Incentive Plan ("LTIP") in 1997. Pursuant to the LTIP, the Compensation Committee has implemented a long-term incentive program which anticipates consideration of (i) annual stock option grants and (ii) long-term incentive awards based on achieving measurable criteria performance over a multiple year period, with payment in cash, stock or stock awards for achievement of those goals.

         For fiscal 1999, the LTIP awards were weighted heavily in favor of stock options, with significant stock option grants going to top executives. With the major restructuring which was occurring the Committee believed that the most appropriate incentive and the best measure of success of this restructuring would be the long-term growth of the Company's stock price. For

Fiscal 2000, the Committee returned to a balance between stock options and long-term incentive awards tied to certain performance criteria of the Company's continuing operations. Stock options and performance awards granted to the CEO and other Named Executives are shown under "Option Grants" and "Performance Awards."

         Although the terms of the Company's 1990 Stock Option Plan and Long-Term Incentive Plan are flexible, all options granted in the past 15 years have been granted at 100% of the market value on the date of grant. As noted, pursuant to the long-term incentive program, the Compensation Committee currently intends to consider annual stock option grants and Performance Awards for the CEO and other selected executives. The Compensation Committee will continue to review the appropriate time for option grants for other employees. Among the factors which were considered for prior grants and which are likely to be considered for any new grants would be the position held by the participant in the Company, individual performance and the timing and amounts of previous grants.

TAX DEDUCTIBILITY

         Section 162(m) of the Internal Revenue Code limits deductions for compensation paid to a publicly-held corporation's five most highly compensated executive officers to $1,000,000 per year per executive officer, excluding "performance based compensation" meeting certain requirements. Federal regulations issued under Section 162(m) define the provisions which compensatory plans must contain to qualify for the "performance based" exemption under
Section 162(m). The Company's 1990 Stock Option Plan qualifies for the exemption. The Compensation Committee intends to tailor the incentive programs under the LTIP to also qualify for the exemption. Since no officer's annual salary, plus bonuses, has reached $1,000,000, the Compensation Committee has not attempted to revise the Bonus Plan to satisfy the conditions for the exemption, but it may re-examine the matter if compensation paid thereunder would not otherwise be deductible under Section 162(m) and such provisions would not distort or discourage the existing incentives for performance that enhance the value of the Company. In all cases, however, whether or not some portion of a covered executive officer's compensation is tax deductible, the Company will continue to carefully consider the net cost and value to the Company of its compensation policies.

                     COMPENSATION AND STOCK OPTION COMMITTEE

                           John B. Blystone, Chairman

                           Charles R. Carson

                           Michael J. Endres

                           Robert B. McCurry

                           Gerald B. Mitchell

                 COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

         The following graph compares the five year cumulative return on the Company's Common Shares, the S&P 500 Stock Index, the S&P Industrials Index and the S&P Iron & Steel 500 Index, in each case assuming that $100 was invested at May 31, 1995 and that dividends were reinvested when received. The S&P Iron & Steel 500 Index, of which the Company is a component, is the most specific index relative to the Company's largest line of business.



                     [INSERT SHAREHOLDER RETURNS CHART HERE]



                    PROPOSAL 4: RATIFICATION OF SELECTION OF
                              INDEPENDENT AUDITORS

         At the Annual Meeting, management will present a resolution calling for the ratification of the appointment of the firm of Ernst & Young LLP as independent auditor of the Company for the fiscal year ending May 31, 2001. A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be given the opportunity to make a statement and to respond to appropriate questions. Ernst & Young LLP has audited the accounts of the Company since 1964.

                              SHAREHOLDER PROPOSALS

         Proposals of shareholders intended to be presented at the Company's 2001 Annual Meeting of Shareholders must be received by the Company no later than April 27, 2001, to be included in the Company's proxy materials relating to that annual meeting. Upon receipt of a shareholder proposal, the Company will determine whether or not to include the proposal in the proxy materials in accordance with applicable rules and regulations promulgated by the Securities and Exchange Commission (the "SEC"). In any event, proposals of shareholders intended to be presented at the 2001 Annual Meeting of Shareholders must be received by the Company no later than 30 days prior to the meeting.

         The SEC has promulgated rules related to the exercise of discretionary voting authority pursuant to proxies solicited by the Board of Directors. If a shareholder intends to present a proposal at the 2001 Annual Meeting of Shareholders and does not notify the Company of the proposal by July 11, 2001, the proxies solicited by the Board of Directors for use at the 2001 Annual Meeting of Shareholders may be voted on the proposal without discussion of the proposal in the Company's proxy statement for that annual meeting.

         In each case, written notice must be given to the Company's Secretary, at the following address: Worthington Industries, Inc., 1205 Dearborn Drive, Columbus, Ohio 43085, ATTN: General Counsel.

         Shareholders desiring to nominate candidates for election as directors at the 2001 Annual Meeting of Shareholders must follow the procedures described in "PROPOSAL 1: ELECTION OF DIRECTORS - Committees of Directors."

                                   10-K REPORT

         Consolidated financial statements for Worthington Industries, Inc. and its subsidiaries are included the Worthington Industries, Inc. Annual Report to Shareholders which is being delivered with this Proxy Statement. Additional copies of these statements and the Company's Annual Report on Form 10-K for the year ended May 31, 2000 (excluding exhibits, unless such exhibits have been specifically incorporated by reference therein) may be obtained, without charge, from the Company's Investor Relations Department at 1205 Dearborn Drive, Columbus, OH 43085. The Form 10-K is also on file with the Securities and Exchange Commission, Washington, D.C. 20549.

                                  OTHER MATTERS

         As of the date of this Proxy Statement, management knows of no other business that will be presented for action by the shareholders at the Annual Meeting. However, if any other matter is properly presented before the Annual Meeting, the persons acting under the Proxies solicited by the Board of Directors will vote and act according to their best judgments in light of the conditions then prevailing.

         IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED, SELF-ADDRESSED STAMPED ENVELOPE.

         By order of the Board of Directors.

                                     CHARLES D. MINOR, Secretary

Dated:  August     , 2000

                                   APPENDIX I

                          WORTHINGTON INDUSTRIES, INC.

                2000 STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

         1.       PURPOSE


         The purpose of the Worthington Industries, Inc. 2000 Stock Option Plan for Non-Employee Directors is to promote the interests of Worthington Industries, Inc. and its shareholders by (a) increasing the proprietary interest of Eligible Directors in the growth and performance of the Company by granting such Eligible Directors options to purchase Common Shares of the Company and (b) encouraging the Eligible Directors to remain as directors of the Company and put forth maximum efforts for the success of the Company.

         2.       DEFINITIONS

                  As used in the Plan, the following terms shall have the meanings set forth below:

         (a)      "Board" shall mean the Board of Directors of the Company.

         (b)      "Change in Control" shall mean the following:

                  (i) A Change in Control shall have occurred when any Person (other than (A) the Company or any Subsidiary of the Company, (B) any employee benefit plan of the Company or of any Subsidiary of the Company or any trustee of or fiduciary with respect to any such plan when acting in such capacity, or (C) any Person who, on the Effective Date of the Plan, is an Affiliate of the Company and owning in excess of ten percent (10%) of the outstanding Common Shares of the Company and the respective successors, executors, legal representatives, heirs and legal assigns of such Person), alone or together with its Affiliates and Associates, has acquired or obtained the right to acquire the beneficial ownership of twenty-five percent (25%) or more of the Common Shares then outstanding.

                  (ii) "Acquiring Person" means any Person who or which, together with all Affiliates and Associates, has acquired or obtained the right to acquire the beneficial ownership of twenty-five percent (25%) or more of the Common Shares then outstanding.

                  (iii) "Affiliate" and "Associate" shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

                  (iv) "Continuing Director" means any individual who was a member of the Board on the Effective Date of the Plan or thereafter elected by the shareholders or appointed by the Board prior to the date as of which the Acquiring Person became a Substantial Shareholder (as such term is defined in Article SEVENTH of the Company's Amended Articles of Incorporation), or an individual designated (before his initial election or appointment as a director) as a Continuing Director by three-fourths of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors.

                  (v) "Whole Board" means the total number of directors which the Company would have if there were no vacancies.

         (c) "Change in Control Exercise Period" shall have the meaning set forth in paragraph (ii) of Subsection 6(d) of the Plan.

         (d) "Change in Control Price Per Common Share" shall mean the highest price per Common Share (i) paid by the Acquiring Person in connection with the transaction that results in the Change in Control; or (ii) paid or offered by the Acquiring Person, to acquire other Common Shares in excess of one percent (1%) of the outstanding Common Shares, at any time after the Change in Control and before the Eligible Director exercises his/her election under paragraph (ii) of Subsection 6(d).

         (e) "Change in Control Spread" shall have the meaning set forth in paragraph (ii) of Subsection 6(d) of the Plan.

         (f) "Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor provisions thereto.

         (g) "Company" shall mean Worthington Industries, Inc., an Ohio corporation, together with any successor thereto.

         (h) "Common Shares" shall mean the common shares, without par value, of the Company.

         (i) "Director Option" shall mean a Non-Qualified Stock Option granted to each Eligible Director under the provisions of the Plan without any action by the Board.

         (j) "Director Retirement" shall mean the retirement of an Eligible Director from service on the Board after having (i) attained the age of 65 or (ii) served at least nine years as a member of the Board, unless the Board specifies a shorter period of required service which shall in no event be fewer than six years.

         (k) "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended from time to time, and any successor provisions thereto.

         (l) "Effective Date" shall mean the date of the approval of the Plan by the Company's shareholders.

         (m) "Eligible Director" shall mean, on any date, an individual who is serving as a member of the Board but shall not include any individual who is an employee of the Company or of any Subsidiary or Affiliate of the Company.

         (n) The "Fair Market Value" of a Common Share on any relevant date for purposes of any provision of the Plan shall be the last reported sales price of a Common Share as shown on the national securities exchange on which the Company's Common Shares are then traded, or, if there are no reported sales on such date, then the last reported sales price on the next preceding day on which such a sale was transacted.

         (o) "For Cause" shall mean removal from office for cause in accordance with Article SIXTH of the Company's Amended Articles of Incorporation and the Ohio General Corporation Law.

         (p) "Non-Qualified Stock Option" shall mean a right to purchase Common Shares from the Company that is granted under the Plan and is not intended to meet the requirements of Section 422 of the Code or any successor provision thereto.

         (q) "Option Agreement" shall mean any written agreement, contract or other instrument or document evidencing any Director Option granted under the Plan.

         (r) "Permissible Transferee" shall mean any member of the immediate family of an Eligible Director, any trust, whether revocable or irrevocable, solely for the benefit of members of the Eligible Director's immediate family, or any partnership or limited liability company whose only partners or members are members of the Eligible Director's immediate family.

         (s) "Person" shall mean any individual, corporation, partnership, limited liability company, association, joint-stock company, trust, unincorporated organization, government or political subdivision thereof or other entity.

         (t) "Plan" shall mean the Worthington Industries, Inc. 2000 Stock Option Plan for Non-Employee Directors, as the same may be amended from time to time.

         (u) "SEC" shall mean the Securities and Exchange Commission or any successor thereto and shall include the staff thereof.

         (v) "Subsidiary" shall mean any corporation which, on the date of determination, qualified as a subsidiary corporation of the Company under Section 424(f) of the Code. In addition, the term "Subsidiary" shall include any trade or business which is under common control with the Company, as determined under
                  Section 414(c) of the Code.

         (w) "Total Disability" shall be deemed to be the inability, by reason of a medically determinable physical or mental impairment, to engage in any substantial gainful activity, for a period of 180 days after its commencement and such condition, in the opinion of a physician selected by the Company and reasonably acceptable to the Eligible Director or his/her legal representative is total and permanent.

         3.       ADMINISTRATION

         (a)      The Plan shall be administered by the Board.

         (b) The Board shall have full power and authority in its discretion, subject to and not inconsistent with the express provisions of the Plan, to administer the Plan and to exercise all the power and authority specifically granted to the Board under the Plan or necessary or advisable, in the sole and absolute discretion of the Board, in the administration of the Plan including, without limitation, the authority to: interpret and construe any provision of the Plan or any Director Option granted under the Plan; make all required or appropriate determinations under the Plan or any Director Option granted under the Plan; adopt, amend and rescind such rules and regulations relating to the Plan as the Board shall determine in its discretion subject to the express provisions of the Plan; and make all other determinations deemed by the Board necessary or advisable for the administration of the Plan. Notwithstanding the preceding sentence, the Board shall have no discretion with respect to the selection of members of the Board to receive Director Options, the number of Common Shares subject to any Director Option, the purchase price per Common Share under each Director Option or the timing of grants of Director Options under the Plan.

         (c) The interpretation and construction of any provision of the Plan or any Director Option granted under the Plan and all determinations by the Board in each case shall be final, binding and conclusive with respect to all interested parties, unless otherwise determined by the Board. No member of the Board shall be personally liable for any action, failure to act, determination, interpretation or construction made in good faith with respect to the Plan or any Director Option or transaction under the Plan.

         (d) Nothing contained in the Plan, nor any Director Option granted pursuant to the Plan, shall confer upon any Eligible Director any right to continue as a director of the Company nor limit in any [way] the right of the shareholders of the Company to remove him/her as a director in accordance with the Company's Amended Articles of Incorporation and the Ohio General Corporation Law.

         (e) The validity, construction and effect of the Plan and any rules and regulations relating to the Plan and any Option Agreement evidencing a Director Option granted under the Plan shall be determined in accordance with the laws of the State of Ohio.

         4.       ELIGIBILITY

         The class of individuals eligible to receive grants of Director Options shall be the Eligible Directors.

         5.       COMMON SHARES SUBJECT TO THE PLAN

         Subject to adjustment as provided in Section 7 of the Plan, an aggregate of 250,000 Common Shares shall be available for issuance under the Plan. The Common Shares deliverable upon the exercise of Director Options may be made available from authorized but unissued Common Shares or issued Common Shares which have been reacquired by the Company. If any Director Option granted under the Plan shall terminate for any reason without having been exercised in full, the Common Shares subject to, but not delivered under, such Director Option shall be available for issuance under the Plan.

         6.       GRANT, TERMS AND CONDITIONS OF DIRECTOR OPTIONS

         (a) On the date an Eligible Director is first elected or appointed to the Board, such Eligible Director shall be granted a Director Option to purchase 4,000 Common Shares; provided, however, in respect of the first election to the Board of Eligible Directors prior to the Effective Date, such Director Option shall be granted on the Effective Date.

         (b) On the date on which each annual meeting of the shareholders of the Company is held, beginning with the annual meeting of shareholders to be held in 2001, each Eligible Director who has served as a director of the Company for more than six months and will continue to serve as a member of the Board on and after such date, shall receive a grant of a Director Option to purchase 2,000 Common Shares.

         (c) The Director Options granted shall have the following terms and conditions:

                  (i) Purchase Price. The purchase price per Common Share deliverable upon the exercise of each Director Option shall be 100% of the Fair Market Value per Common Share on the date the Director Option is granted.


                  (ii) Payment. Director Options may be exercised only upon payment of the purchase price thereof in full. Such payment may be made in cash, or its equivalent, or, if and to the extent permitted by the Board, by tendering, either by actual delivery of Common Shares or by attestation, Common Shares acceptable to the Board or by a combination of the foregoing, as determined by the Board, PROVIDED THAT the combined value of all cash and cash equivalents and the Fair Market Value of any Common Shares so tendered to the Company as of the date of such tender is at least equal to the purchase price for the Common Shares underlying the portion of the Director Option being exercised. The Board may permit an Eligible Director to elect to pay the purchase price upon the exercise of a Director Option by irrevocably authorizing a third party to sell Common Shares (or a sufficient number of Common Shares) acquired upon exercise of the Director Option and remit to the Company a sufficient portion of the sale proceeds to pay the entire purchase price and tax withholding resulting from such exercise.

                  (iii) Vesting and Term of Director Options. Each Director Option granted pursuant to the Plan shall become vested and fully exercisable on the first to occur of
                           (A) the first anniversary of the date of grant or (B) as to any Director Option granted as of the date of an annual meeting of shareholders of the Company, the date on which the next annual meeting of shareholders of the Company is held following the date of grant, provided that in each case the Eligible Director who was granted the Director Option is a director of the Company on the relevant date or the Eligible Director's term as a director of the Company is ending on the relevant date. Once vested, each Director Option shall be exercisable until the earlier of ten years from the date of grant and the expiration of the applicable period described in paragraph (iv) below.

                  (iv)     Termination of Service as Eligible Director.

                           (A) Upon termination of an Eligible Director's service as a director of the Company for any reason other than death, Director Retirement, Total Disability or For Cause, all outstanding Director Options held by such Eligible Director, to the extent then exercisable, shall be exercisable in whole or in part for a period of one year from the date upon which the Eligible Director ceases to be a member of the Board, provided that in no event shall the Director Options be exercisable beyond the period provided for in paragraph (iii) of Subsection 6(c) above. Notwithstanding the foregoing, the Board shall have the right to accelerate the exercisability of any outstanding Director Option, in its discretion, upon the termination of an Eligible Director's service on the Board.

                           (B) If an Eligible Director shall die while serving as a director of the Company, all outstanding Director Options held by such Eligible Director (whether or not then exercisable by their terms) shall become immediately exercisable in full by the Eligible Director's estate or by the Person who acquires the right to exercise such Director Options upon the Eligible Director's death by bequest or inheritance. Such exercise may occur at any time within three years after the date of the Eligible Director's death, provided that in no event shall such Director Options be exercisable beyond the period provided for in paragraph
                                    (iii) of Subsection 6(c) above.

                           (C) If an Eligible Director's service as a director of the Company ceases as a result of the Eligible Director's becoming Totally Disabled, all outstanding Director Options held by such Eligible Director (whether or not then exercisable by their terms) shall become immediately exercisable in full. Such exercise may occur at any time within three years after the Eligible Director's service as a director of the Company has ceased, provided that in no event shall such Director Options be exercisable beyond the period provided for in paragraph (iii) of Subsection 6(c) above.

                           (D) If an Eligible Director's service as a director of the Company ceases due to a Director Retirement, all outstanding Director Options held by such Eligible Director (whether or not then exercisable by their terms) shall become immediately exercisable in full. Such exercise may occur at any time within three years after the date of the Director Retirement, provided that in no event shall such Director Options be exercisable beyond the period provided for in paragraph (iii) of Subsection 6(c) above.

                           (E) If an Eligible Director's service as a director of the Company is terminated For Cause, each of the Director Options of such Eligible Director shall be cancelled on the date the Eligible Director ceases to be a director of the Company.

                  (v) Assignability of Director Options. With the permission of the Board, an Eligible Director who has been granted a Director Option under the Plan, may transfer such Director Option to a revocable inter vivos trust as to which the Eligible Director is the settlor or may transfer such Director Option to a Permissible Transferee. Any such transferee shall remain subject to all of the terms and conditions applicable to such Director

                           Option and subject to the rules and regulations prescribed by the Board. A Director Option may not be retransferred by a Permissible Transferee except by will or the laws of descent and distribution and then only to another Permissible Transferee. Other than as described above, no Director Option may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by an Eligible Director otherwise than by will or the laws of descent and distribution, or pursuant to a qualified domestic relations order, and during the lifetime of the Eligible Director to whom a Director Option is granted, the Director Option may be exercised only by the Eligible Director or by the Eligible Director's guardian or legal representative.

                  (vi) Option Agreement. Each Director Option granted under the Plan shall be evidenced by an Option Agreement with the Company which shall contain the terms and provisions set forth in the Plan and shall otherwise be consistent with the provisions of the Plan.

         (d)      Change in Control Provisions.

                  (i) Notwithstanding any other provision of the Plan to the contrary, but subject to the provisions of paragraph (iv) of this Subsection 6(d), in the event of a Change in Control, any Director Options outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable, shall become fully exercisable.

                  (ii) Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the "Change in Control Exercise Period"), if the Board shall determine at, or at any time after the time of grant, an Eligible Director holding a Director Option shall have the right, whether or not the Director Option is fully exercised and in lieu of the payment of the purchase price for the Common Shares being purchased under the Director Option and by giving notice to the Company, to elect (within the Change in Control Exercise Period) to surrender all or part of the Director Option to the Company and to receive cash, within 30 days of such notice, in an amount equal to the amount by which the Change in Control Price per Common Share on the date of such election shall exceed the purchase price per Common Share under the Director Option (the "Change in Control Spread") multiplied by the number of Common Shares granted under the Director Option as to which the right granted under this paragraph (ii) shall have been exercised; provided, that if the Change in Control is within six months of the date of grant of a particular Director Option held by an Eligible Director, no such election shall be made by such Eligible Director with respect to such Director Option prior to six months from the date of grant. However, if the end of such sixty-day period from and after a Change in Control is within six months of the date of grant of a Director Option, such Director Option (unless theretofore exercised) shall be cancelled in exchange for a cash payment to the Eligible Director, effected on the day which is six months and one day after the date of grant of such Director Option, equal to the Change in Control Spread multiplied by the number of Common Shares granted under the Director Option.

                  (iii) Notwithstanding any other provision of the Plan, if any right granted pursuant to the Plan would make a Change in Control transaction ineligible for pooling-of-interests accounting treatment under APB No. 16 that (after giving effect to any other actions taken to cause such transaction to be eligible for such pooling-of-interests accounting treatment) but for the nature of such grant would otherwise be eligible for such accounting treatment, the Board shall have the ability to substitute for the cash payable pursuant to such right Common Shares with a Fair Market Value equal to the cash that would have otherwise been payable pursuant thereto.

                  (iv) The provisions of this Subsection 6(d) shall not apply (A) if the Board determines at the time of grant that such Section shall not apply or (B) to any Change in Control when expressly provided otherwise by a three-fourths vote of the Whole Board, but only if a majority of the members of the Board then in office and acting upon such matters shall be Continuing Directors.

         7.       ADJUSTMENT AND CHANGES IN COMMON SHARES


         (a) In the event that the outstanding Common Shares shall be changed into or exchanged for a different kind of shares, other securities or other property of the Company or of another corporation or for cash (whether by reason of merger, consolidation, recapitalization, reclassification, split-up, combination of shares or otherwise) or if the number of Common Shares of the Company shall be increased through the payment of a share dividend, then unless such change results in the termination of all outstanding Director Options granted pursuant to the Plan, there shall be substituted for or added to each Common Share subject to the Director Option, the number and kind of shares, other securities or other property and the amount of cash into which each outstanding Common Share of the Company shall be changed, or for which each such Common Share shall be exchanged, or to which the holder of each Common Share shall be entitled, as the case may be. The Director Option shall also be appropriately amended as to the purchase price and other terms as may be necessary to reflect the foregoing events. Fractional shares resulting from any adjustment in the Director Options pursuant to this Section 7 shall be rounded down to the nearest whole number of shares.

         (b) Notice of any adjustment shall be given by the Company to each holder of a Director Option which shall have been so adjusted, provided that such adjustment

                  (whether or not such notice is given) shall be effective and binding for all purposes of the Plan and any Option Agreements issued under the Plan.

         (c) The grant of Director Options under the Plan shall in no way affect the right of the Company to adjust, reclassify, reorganize or otherwise change its capital or business structure or to merge, consolidate, dissolve, liquidate or sell or transfer all or any part of its business or assets.

         8.       NO RIGHTS AS SHAREHOLDERS

         Neither an Eligible Director nor any holder or beneficiary of any Director Option shall be, or have any of the rights and privileges of, a shareholder of the Company in respect of any Common Shares purchasable upon the exercise of any Director Option, in whole or in part, unless and until ownership of such Common Shares shall have been recorded in the share transfer books of the Company. To the extent that the Plan provides for issuance of certificates to reflect the issuance of Common Shares, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any national securities exchange on which the Common Shares are then listed or traded.

         9.       PLAN AMENDMENTS

         The Board may amend, alter, suspend, discontinue or terminate the Plan or any portion thereof at any time, in its sole and absolute discretion; provided that no such amendment, alteration, suspension, discontinuation or termination shall be made without shareholder approval if such approval is necessary to comply with any tax or regulatory requirement, including for these purposes any approval requirement which is a prerequisite for exemptive relief from Section 16(b) of the Exchange Act for which or with which the Board deems it necessary or desirable to qualify or comply.

         10.      TAX WITHHOLDING

         The Company shall have the power to withhold, or require an Eligible Director to remit to the Company, an amount sufficient to satisfy federal, state and local tax withholding requirements on any Director Option granted under the Plan, and the Company may withhold payment of cash or issuance of Common Shares until such requirements are satisfied. The Board may, in its discretion, permit an Eligible Director to elect, subject to such conditions as the Board shall impose, (a) to have Common Shares otherwise issuable under the Plan withheld by the Company or (b) to tender, either by actual delivery of Common Shares or by attestation, Common Shares acceptable to the Board, in each case having a Fair Market Value sufficient to satisfy all or part of the Eligible Director's estimated total federal, state and local tax obligations associated with the transaction.

         11.      REQUIREMENTS OF LAW

         The granting of Director Options and the issuance of Common Shares upon exercise of Director Options shall be subject to all applicable laws, rules and regulations, and to such approval by any governmental agencies or national securities exchanges as may be required. Notwithstanding the foregoing, no Common Shares shall be issued under the Plan unless the Company is satisfied that such issuance will be in compliance with applicable federal and state securities laws. Certificates for Common Shares delivered under the Plan may be subject to such stock transfer orders and other restrictions as the Board may deem advisable under the rules, regulations and other requirements of the SEC, any national securities exchange upon which the Common Shares are then listed or traded, or any applicable federal or state securities laws. The Board may cause a legend or legends to be placed on any such certificate to make appropriate reference to such restrictions.

         12.      SEVERABILITY

         If any provision of the Plan or any Director Option is or becomes or is deemed to be invalid, illegal or unenforceable in any jurisdiction or as to any Person or Director Option or would disqualify the Plan or any Director Option under any law deemed applicable by the Board, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Board, materially altering the intent of the Plan or the Director Option, such provision shall be stricken as to such jurisdiction, Person or Director Option and the remainder of the Plan and any such Director Options shall remain in full force and effect.

         13.      INDEMNIFICATION

         Each individual who is or shall have been a member of the Board shall be indemnified and held harmless by the Company against and from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by him/her in connection with or resulting from any claim, action, suit or proceeding to which he/she may be made a party or in which he/she may be involved by reason of any action taken or failure to act by the Board under the Plan and against and from any and all amounts paid by him/her in settlement thereof, with the Company's approval, or paid by him/her in satisfaction of any judgment in any such action, suit or proceeding against him/her, provided he/she shall give the Company an opportunity, at its own expense, to handle and defend the same before he/she undertakes to handle and defend it on his/her own behalf. The foregoing right of indemnification shall not be exclusive and shall be independent of any other rights of indemnification to which such individuals may be entitled under the Company's Amended Articles of Incorporation or Code of Regulations, by contract, as a matter of law.

         14.      EFFECTIVE DATE AND DURATION OF PLAN

         The Plan shall become effective on the date of the approval of the Plan by the Company's shareholders ("Effective Date"). The Plan shall terminate the day following the tenth annual meeting of shareholders of the Company at which directors are elected succeeding the Effective Date unless the Plan is terminated by exhaustion of the Common Shares available for issuance under the Plan. Director Options outstanding on the date the Plan is terminated shall continue to have force and effect in accordance with the provisions of the Option Agreements evidencing such Director Options.

[X]   Please mark
      votes as in
      this example.

All Proxies previously given by the undersigned are hereby revoked. This Proxy will be voted as specified. UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF PROPOSALS 1, 2, 3 AND 4. IF ANY OTHER MATTERS ARE BROUGHT BEFORE THE ANNUAL MEETING, OR IF A NOMINEE FOR ELECTION AS A DIRECTOR NAMED IN THE PROXY STATEMENT IS UNABLE TO SERVE OR FOR GOOD CAUSE WILL NOT SERVE, THE PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON SUCH MATTERS OR FOR SUBSTITUTE NOMINEE(S) AS THE DIRECTORS MAY RECOMMEND.

1. Election of three directors, each for a term of three years, expiring in 2003. NOMINEES: John B. Blystone, William S. Dietrich and Sidney A. Ribeau.

                     FOR                            WITHHELD
                [ ]  ALL                        [ ] FROM ALL
                     NOMINEES                       NOMINEES



         [ ] -------------------------------------------------------------------
                  FOR All Nominees Except As Noted On The Line Above

2. Adoption of an amendment to Section 1.10 of the Company's Code of Regulations to permit the appointment of proxies in any manner permitted under Ohio law.

                    [ ] For     [ ] Against      [ ] Abstain

3. Approval of the Worthington Industries, Inc. 2000 Stock Option Plan for Non-Employee Directors.

                    [ ] For     [ ] Against      [ ] Abstain


4. Ratification of the selection of the firm of Ernst & Young LLP as auditors for the current fiscal year.

                    [ ] For     [ ] Against      [ ] Abstain

5. In their discretion, the Proxies are authorized to vote upon such other business (none known by the Company at the time of solicitation of this Proxy) as may properly come before the meeting and any adjournment thereof.

                              MARK HERE FOR               MARK HERE
                              ADDRESS CHANGE   [ ]    [ ] IF YOU PLAN
                              AND NOTE AT LEFT            TO ATTEND
                                                          THE MEETING

If any changes are required to your address, please cross through the current information and print the new information. The new address will be used by the Transfer Agent for all future communications, including proxies and dividend checks.
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. PLEASE SIGN AND DATE THIS PROXY ON THE LINES BELOW AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. Please sign your name exactly as it appears on this Proxy. Executors, administrators, trustees, guardians, attorneys and agents should give their full titles. If shareholder is a corporation, sign in full corporate name by authorized officer. If the Common Shares represented by this Proxy are held in joint tenancy, both holders should sign this Proxy.


Signature:                                 Signature:
          ----------------------------               ---------------------------
Date:                                      Date
     -----------------------------              -----------------------------

                W O R T H I N G T O N  I N D U S T R I E S, I N C.

                                    P R O X Y




The undersigned hereby constitutes and appoints John P. McConnell, John S. Christie and Charles D. Minor, or any of them, the proxy or proxies of the undersigned to vote at the Annual Meeting of Shareholders of Worthington Industries, Inc. (the "Company") to be held at the Worthington Industries, Inc. Athletic Center, 905 Dearborn Drive, Columbus, Ohio on September 28, 2000 at 2:00 p.m. and at any adjournment, all of the Common Shares of the Company that the undersigned is entitled to vote at such meeting or any adjournment.














                                  CONTINUED AND TO BE SIGNED ON REVERSE SIDE [ ]